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Exhibit II(l)

ANNOUNCEMENT OF REGULATORY APPROVALS FOR GE ACQUISITION OF INSTRUMENTARIUM

        General Electric Company has today made the following notification to Instrumentarium Corporation regarding its tender offer to acquire all outstanding shares and options in Instrumentarium Corporation and related regulatory processes:

GE RECEIVES FINAL REQUIRED REGULATORY APPROVALS FOR INSTRUMENTARIUM ACQUISITION

TENDER OFFER SET TO EXPIRE SEPTEMBER 30, 2003

        HELSINKI, Finland and WAUKESHA, Wis. (September 17, 2003)—General Electric Company (NYSE: GE), through its GE Medical Systems division, today announced that it has received the final remaining required regulatory approvals for GE's acquisition of Instrumentarium Corporation (HEX: INS1V.HE, Nasdaq: INMRY).

        With receipt of these final required regulatory approvals, including those of the U.S. Department of Justice and the Canadian Competition Bureau, and with the European Commission's previously announced approval, GE's tender offer for all Instrumentarium shares and options has been set to expire September 30, 2003, at 5 p.m. Finnish time (10 a.m. New York City time).

        In order to address issues raised by regulatory bodies, GE has agreed to divest the Ziehm surgical C-arm business of Instrumentarium. GE also reconfirmed its agreements with the European Commission to divest Instrumentarium's Spacelabs patient monitoring business, and to maintain on a global basis GE's and Instrumentarium's current practice of open interfaces for the products covered by the commitments.

        GE will announce the results of the tender offer on or about October 6, 2003. Provided that the minimum condition regarding the acceptance level is met, tendering shareholders and option holders will receive payment of the offer price on or about October 14, 2003.

        For additional information on the tender offer, or to obtain copies of the tender offer materials, Instrumentarium shareholders may contact Nordea Securities at +358 9 4785 031 and ADR holders may contact Morrow & Co., Inc., by calling toll-free from within the U.S. (800) 607-0088, or collect from outside the United States +1 212-754-8000. Tender offer materials are available on the Internet at nordeasecurities.com. English language versions of the tender offer materials have been furnished to the U.S. Securities and Exchange Commission and are available on its Web site at sec.gov.

About Instrumentarium Corporation

        Instrumentarium is a leading international medical technology company, headquartered in Helsinki, Finland. Instrumentarium currently derives approximately 80% of sales from its Anesthesia and Critical Care operations and additionally operates in Diagnostic Imaging and Infant Care. For more information, visit www.instrumentarium.com.

About General Electric

        GE is a diversified technology and services company dedicated to creating products that make life better. The company's GE Medical Systems division is a $9 billion global leader in medical imaging, healthcare services, and information technology. Its offerings include networking and productivity tools, clinical information systems, patient monitoring systems, surgery and vascular imaging, conventional and digital X-ray, computed tomography, electron beam tomography, magnetic resonance, ultrasound and bone mineral densitometry, positron emission tomography, nuclear medicine, and a comprehensive portfolio of clinical and business services. For more than 100 years, health care providers worldwide have relied on GE Medical Systems for high quality medical technology and productivity solutions. GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit www.ge.com or gemedical.com.

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        This information includes statements relating to the future, which by their nature involve risks, uncertainty and assumptions. The statements relating to the final completion of the combination involves as a risk, inter alia, that the conditions for the final completion of the proposed combination and tender offer are not satisfied and the combination and the tender offer is therefore not finally completed.

For Europe media inquiries, please contact:	Louise Binns +32 2 235 69 12
For U.S. media inquiries, please contact:	Patrick Jarvis +1 262 544 3668

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  Exhibit II(l)
TENDER OFFER SET TO EXPIRE SEPTEMBER 30, 2003